Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-105311, 333-14971, 333-26219, 333-50816, and 333-61835 on Form S-8 and Registration Statement No. 333-134170 on Form S-3ASR of our reports dated February 28, 2007, relating to the consolidated financial statements and financial statement schedule of United Auto Group, Inc. and subsidiaries (the “Company”), which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company electing application of Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements”, and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of United Auto Group, Inc. for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Detroit, Michigan
February 28, 2007